EXHIBIT 99.1

PRESS RELEASE
June 13, 2002

                                                           For Immediate Release
                                                       Contact: Theodore Forrest
                                                             Phone: 985-419-8120


              KARTS INTERNATIONAL INCORPORATED ANNOUNCES RECEIPT OF
                                NOTICE OF DEMAND


Hammond, LA - June 13, 2002

The management of Karts International Incorporated, along with the subsidiaries Brister's Thunder Karts, Incorporated (Brister's) and USA Industries, Incorporated (USA) was served Notice of Demand of payment by the Clerk of Court, 21st Judicial District Court, Parish of Tangipahoa, State of Louisiana. The demand concerns a promissory note agreement between the Schlinger Foundation and KII entered into on May 17, 2000. The Notice gives KII, Brister's and USA three
(3) days to provide payment of said promissory note. Failure to make this payment will result in a Writ of Seizure and Sale being issued and executed. Karts International, Incorporated is currently reviewing possible avenues for remedy of this situation. As has been noted in recent releases, KII has been attempting to overcome the financial and ethical quagmire it has been placed in by certain former members of management and officers of the company. It is deeply regretted that our continuing effort to improve our relationships with our investors, business partners, and community have been, in our opinion, repeatedly sabotaged by shortsighted attempts to destroy KII and those high values that we seek to represent. Our current financial situation is largely attributable to the undermining of our core values by those former associates and reaffirms to us that their separation from our company has only improved the integrity and honesty of KII. We have sought to move forward as a company and as a member of our community. We are financially unable to file our first quarter 10Q at this time. As always, we place our faith in God and trust in His wisdom to see us through.